As filed with the Securities and Exchange Commission on March 24, 2011

Registration No 333-171777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 9 TO
FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PRIME ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Telephone: 86 (311) 8382 7688

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William Tsu-Cheng Yu
486 Walsh Road
Atherton, CA 94027
Telephone: 408-431-7286

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 Fax: (212) 407-4990	Kenneth R. Koch Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000 Fax: (212) 983-3115

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.001 par value, and one redeemable warrant(2)	4,600,000	$10.00	$46,000,000.00	$5,340.60
Ordinary shares included in the Units(2)	4,600,000	—	—	—	(3)
Redeemable Warrants included in the Units(2)	4,600,000	7.50	34,500,000.00	4,005.45
Ordinary shares underlying the redeemable warrants included in the Units(2)(4)	4,600,000	—	—	—	(5)
Underwriters’ unit purchase option(6)	1	100.00	100.00	0.01
Units underlying the underwriters’ unit purchase option(4)(6)	280,000	12.00	3,360,000.00	390.10
Ordinary Shares included in the units underlying the underwriters’ unit purchase option(4)(6)	280,000	—	—	—	(3)
Warrants included in the units underlying the underwriters’ unit purchase option(4)(6)	280,000	—	—	—	(3)
Ordinary shares underlying the warrants included in the units underlying the underwriters’ unit purchase option(4)(6)	280,000	7.50	2,100,000.00	243.81
Total			$85,960,100.00	$9,979.96	(7)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of Regulation C under the Securities Act of 1933, as amended.
(2)	Includes 600,000 units, consisting of 600,000 ordinary shares and 600,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(4)	Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(5)	No fee required pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(6)	Represents an option granted to the representative of the underwriters to purchase up to 280,000 units, the underlying units, and the ordinary shares and warrants (including the ordinary shares underlying the warrants) included in the units.
(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 9 to Registration Statement on Form F-1 (No. 333-171777) is to file Exhibits 4.1, 5.1, 5.2, 8.1, 8.2, 10.1 and 10.7. No other changes have been made to the Registration Statement on Form F-1. This Amendment No. 9 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s Amended and Restated Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On February 4, 2010 and February 12, 2010, for an aggregate consideration of $1,409, we issued (i) 422,625 units to Yong Hui Li, our Chairman, (ii) 422,625 units to Diana Chia-Huei Liu, our Chief Executive Officer and a director, (iii) 281,750 units to The Shodan Company, an affiliate of William Tsu-Cheng Yu, our Chief Financial Officer and a director, (iv) 140,875 units to Gary Chang, our Chief Investment Officer and a director, (v) 49,306 units to Joseph Liu, (vi) 49,306 units to Steven Liu, (vii) 14,088 units to Olivia Yu, (viii) 14,088 units to Nancy Tung, and (ix) 14,088 units to Joyce Liu. In May 2010, Nancy Tung transferred all of her units to The Shodan Company. On November 7, 2010, for consideration of 155.25, we issued (i) 46,575 units to Diana Chia-Huei Liu, (ii) 79,177 units to William Tsu-Cheng Yu, (iii) 15,525 units to Gary Chang, (iv) 5,434 units to Joseph Liu, (v) 5,434 units to Steven Liu, (vi) 1,552 units to Olivia Yu, and (vii) 1,552 units to Joyce Liu. When the founders’ units were originally issued, each unit was comprised of one ordinary share and one-half of a redeemable warrant, with each whole warrant entitling its holder to purchase one ordinary share for a price of $7.50. Effective March 7, 2011, our board of directors amended the terms of the founders’ units so that each unit is comprised of one ordinary share and one redeemable warrant, and each redeemable warrant entitles its holder to purchase one ordinary share for a price of $7.50 and is exercisable commencing on the later of (i) one year after the date that this registration statement is declared effective by the SEC, and (ii) the consummation of our initial business combination, and ending five years after the date that this registration statement is declared effective by the SEC. The founders’ warrants have the same rights and terms as the warrants sold as a part of the units in this offering, except may be exercised on a cashless basis at any time after a business combination even if there is not an effective registration statement relating to the shares underlying the warrants so long as such warrants are held by these individuals or their affiliates. In November 2010, Yong Hui Li transferred 31,625 units to William Tsu-Cheng Yu, The Shodan Company transferred 92,518 units to William Tsu-Cheng Yu, and Gary Chang transferred 156,400 units to Puway Limited. Gary Chang is a director of Puway Limited. Of these founders’ units, 278,000 founders’ units (or 319,700 founders’ units if the over-allotment option is exercised in full), and the underlying ordinary shares and warrants (equal to approximately 5.2% of our issued and outstanding shares immediately after this offering) will be forfeited for no consideration in the event the last sales price of our ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination, and an additional 278,000 founders’ units (or 319,700 founders’ units if the over-allotment option is exercised in full), and the underlying ordinary shares and warrants (equal to approximately 5.2% of our issued and outstanding shares immediately after this offering) will be forfeited for no consideration in the event the last sales price of our ordinary shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination. In addition, up to 204,000 of the founders’ units will be forfeited for no consideration to the extent the underwriters do not exercise the over-allotment option in full. Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, as they were sold to our officers and directors or their affiliates, each of whom was involved in our formation. No underwriting discounts or commissions were paid with respect to such securities.

Immediately prior to the consummation of this offering, the representative of the underwriters, Chardan Capital Markets, LLC, and the founders and their designees will purchase an aggregate of 2,185,067 warrants for an aggregate purchase price of $1,638,800 (of which Chardan Capital Markets, LLC will purchase 240,000 warrants for $180,000), or $0.75 per warrant. Each warrant entitles its holder to purchase one ordinary share for a price of $7.50, and is exercisable commencing on the later of (i) one (1) year after the date that this registration statement is declared effective by the SEC, and (ii) the consummation of our initial business combination, and ending five years after the date that this registration statement is declared effective by the SEC. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to our officers and directors, and to the underwriters in our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

We have granted options to purchase up to 55,000 of our ordinary shares to certain of our consultants in exchange for services to be provided prior to the consummation of our initial public offering. In addition, we have entered into agreements with certain of our consultants which provide for the grant of options to purchase an additional 20,000 ordinary shares in the event such consultants are employed by the company and perform their consulting services, at the discretion of our board of directors. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. The following table indicates the names, date of grant, number of options and nature of services to be provided by these consultants.

Name	Date of Grant	Number of Options	Nature of Services
Chase, John	2/25/2010	7,000	Financial Consultant
Lau, Amy	2/25/2010	3,500	Financial Consultant
Yu, Carolyne	2/25/2010	1,500	IR/PR
Poon, Rebacca	2/25/2010	2,000	Administrative
Wei, Lance	2/25/2010	1,500	Web/Advertisement
Sagar, David	2/25/2010	2,500	Web/IT/Administrative
Chauvel, Dane	2/25/2010	1,000	Financial Consultant
Pulchny, Liz	2/25/2010	1,000	IT Consultant
Chauvel, Dane	12/3/2010	25,000	Director
Wang, Jason	12/3/2010	5,000	Director
Hui Kai Yan	12/3/2010	5,000	Director

Concurrently with the closing of this offering, we will sell to Chardan Capital Markets, LLC, the representative of the underwriters or its designees, for an aggregate of $100, an option to purchase 280,000 units comprised of 280,000 ordinary shares and warrants to purchase 280,000 ordinary shares (an amount which is equal to 7% of the total number of units sold in this offering), for $12.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus, except for some differences in redemption rights. The unit purchase option will be exercisable at any time, in whole or in part, between the later of the consummation of our initial business combination or six months from the date that this registration statement is declared effective and the fifth anniversary date of the date that this registration statement is declared effective by the SEC at a price per unit of $12.00 (120% of the public offering price). We shall have the right to redeem the underwriters’ unit purchase option in the event our ordinary shares trade in excess of $18.00 for any 20 days within any 30-day period following consummation of the initial business combination. If, upon consummation of our initial business combination, Diana Liu, William Yu and Yong Hui Li have been required as a closing condition to cancel any founders’ units (including any underlying founders’ shares or founders’ warrants) or placement warrants that are not replaced following the initial business combination, the number of units purchasable from the exercise of the underwriters’ unit purchase option will be reduced on a pro rata basis with the reduction in the founders’ units and placement warrants. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters in our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Amended and Restated Articles of Association*
4.1	Specimen Unit Certificate
4.2	Specimen Ordinary Share Certificate*
4.3	Specimen Public Redeemable Warrant Certificate*
4.4	Specimen Founder Warrant Certificate*
4.5	Specimen Placement Warrant Certificate*
4.6	Form of Warrant Agreement*
4.7	Form of Unit Purchase Option*
5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant
5.2	Opinion of Loeb & Loeb LLP
8.1	Loeb & Loeb LLP Tax Opinion
8.2	Han Kun Law Offices Tax Opinion
10.1	Form of Letter Agreement by and among the Registrant, Chardan Capital Markets, LLC and the founders
10.2	Promissory Note dated March 25, 2010 by the Registrant to Diana Chia-Huei Liu*
10.3	Promissory Note dated March 25, 2010 by the Registrant to William Tsu-Cheng Yu*
10.4	Promissory Note dated November 10, 2010 by the Registrant to Diana Chia-Huei Liu*
10.5	Promissory Note dated November 10, 2010 by the Registrant to William Tsu-Cheng Yu*
10.6	Form of Investment Management Trust Agreement between American Stock Transfer & Trust Company and the Registrant*
10.7	Form of Securities Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Founders
10.8	Form of Services Agreement between the Registrant and Kaiyuan Real Estate Development*
10.9	Form of Registration Rights Agreement among the Registrant and the Founders*
10.10	Form of Placement Warrant Purchase Agreement between the Registrant and Prime Acquisition Corp. Limited*
10.11	Promissory Note, dated as of February 10, 2010, issued to Diana Liu*
10.12	Promissory Note, dated as of February 10, 2010, issued to William Yu*
10.13	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Amy Lau*
10.14	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Carolyne Yu*
10.15	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Dane Chauvel*
10.16	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Dave Sagar*
10.17	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Elizabeth Pulchny*
10.18	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and John Chase*

Exhibit No.	Description
10.19	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Lance Wei*
10.20	Stock Option Agreement, dated as of February 25, 2010, between the Registrant and Rebecca Poon*
10.21	Stock Option Agreement, dated as of December 3, 2010, between the Registrant and Dane Chauvel*
10.22	Stock Option Agreement, dated as of December 3, 2010, between the Registrant and Jason Wang*
10.23	Stock Option Agreement, dated as of December 3, 2010, between the Registrant and HuiKai Yan*
10.24	Amendment dated as of February 3, 2011 to that certain Promissory Note dated February 10, 2010 issued to Diana Liu*
10.25	Amendment dated as of February 3, 2011 to that certain Promissory Note dated February 10, 2010 issued to William Yu*
10.26	Amendment dated as of February 3, 2011 to that certain Promissory Note dated as of March 25, 2010 issued to Diana Liu*
10.27	Amendment dated as of February 3, 2011 to that certain Promissory Note dated as of March 25, 2010 issued to William Yu*
14.1	Code of Ethics*
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant (included in Exhibit 5.1)
23.3	Consent of Loeb & Loeb LLP counsel to the Registrant (included in Exhibit 5.2)
23.4	Consent of Han Kun Law Offices counsel to the Registrant (included in Exhibit 8.2)
24	Power of Attorney*

*	Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shijiazhuang, Hebei Province, People’s Republic of China on March 24, 2011.

PRIME ACQUISITION CORP.

By:	/s/ Diana Chia-Huei Liu Name: Diana Chia-Huei Liu Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
* Yong Hui Li	Non-executive Chairman of the Board	March 24, 2011
/s/ Diana Chia-Huei Liu Diana Chia-Huei Liu	Chief Executive Officer and director (principal executive officer)	March 24, 2011
/s/ William Tsu-Cheng Yu William Tsu-Cheng Yu	President, Chief Financial Officer and director (principal financial and accounting officer)	March 24, 2011
* Gary Han-Ming Chang	Chief Investment Officer and director	March 24, 2011
* Hui-Kai Yan	Chief Operating Officer and director	March 24, 2011
* Jason Wang	Director	March 24, 2011
* Dane Chauvel	Director	March 24, 2011

*By: /s/ Diana Chia-Huei Liu Diana Chia-Huei Liu, Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Prime Acquisition Corp., has signed this registration statement or amendment thereto in Atherton, California on March 24, 2011.

Authorized U.S. Representative
By: /s/ William Tsu-Cheng Yu Name: William Tsu-Cheng Yu